Exhibit 5.1
May 27, 2011
Cerner Corporation
2800 Rockcreek Parkway
North Kansas City, MO 64117
Ladies and Gentlemen:
Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) of Cerner Corporation, a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (“SEC”) on or about May 27, 2011 for the purpose of registering under the Securities Act of 1933, as amended, 7,500,000 shares of Common Stock, par value $.01 per share (“Common Stock”), of the Company, proposed to be issued pursuant to the Cerner Corporation 2011 Omnibus Equity Incentive Plan and the Cerner Corporation 2001 Associate Stock Purchase Plan (as amended and restated March 1, 2010 and May 27, 2011) (the “Plans”).
As Sr. Vice President and Chief Legal Officer of the Company, I am of the opinion, based upon my examination of the law and pertinent documents, that all necessary corporate action has been taken to authorize the issuance of the aforesaid shares of Common Stock under the Plans and all such shares of Common Stock, when issued pursuant to the Plans, will be legally issued, fully paid and nonassessable.
I hereby consent to the filing of this opinion with the SEC as an Exhibit to the Registration Statement and to the reference to my name under the heading “Interests of Named Experts and Counsel” in the Registration Statement.
Very truly yours,
/s/ Randy D. Sims
Randy D. Sims
Sr. Vice President and Chief Legal Officer

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